Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion by reference in this Registration Statement on Form F-1 of our report dated January 30, 2025, with respect to our audit of the consolidated financial statements of Creative Global Technology Holdings Limited and its subsidiaries as of September 30, 2024 and for each of the years in the two-year period ended September 30, 2024, which appears in its Annual Report on Form 20-F for the year ended September 30, 2025.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York
November 13, 2026